Exhibit 99.1

Fairfield at Cameron House

Silver Spring, MD

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate programs,

please contact us at 866.655.3650.

Commentary & Highlights

We are pleased to send the REIT’s newly redesigned Quarterly Report. This report is a consolidation of both the Property Updates you have received periodically and our traditional financial Quarterly Report. We hope that you find this new report beneficial.

Maryland Investment

•      Fairfield at Cameron House, located in Silver Spring, Maryland, was the REIT’s eighth portfolio investment. This development is in an area that we believe is a highly desirable location and only a 12-minute Metro ride from the nation’s capital, Washington, D.C. The 15-story development sits in one of Montgomery County’s most appealing neighborhoods known for its first-rate educational institutions, business-friendly regulatory environment, and abundance of recreational amenities.

•      Fairfield at Cameron House will consist of an estimated 302,500 square feet of rentable space that is slated to include 325 apartments with a mix of one- and two-bedroom floor plans. A clubhouse facility and 7,330 square feet of ground-floor retail space is also planned. In addition, the community plans to offer more parking spaces than any of its immediate competitors.

•      The second-largest city in Maryland, Silver Spring features a 360-acre central business district with office, retail, and residential properties. Major development projects have invigorated the area and have attracted employers such as Discovery Channel, American Film Institute, and National Oceanic and Atmospheric Administration.

•      Property & Portfolio Research reported that employment growth in the nation’s capital metro area (including Silver Spring) increased by 0.7 percent, or 21,800 new jobs year over year as of March 2008. This growth was 30 basis points above the national level despite the impact of the credit crunch and mortgage meltdown.

Financial Statements

•      As of March 31, 2008 and December 31, 2007, one of the REIT’s investments in a real estate joint venture owns a majority equity interest in an operating property, The Reserve at Johns Creek Walk. The REIT has seven other investments in real estate joint ventures that have made loans to and/or equity investments in development projects.

•      Total assets held in the REIT on March 31, 2008, were $114 million, as compared to $115 million on December 31, 2007. The assets held on the balance sheet at the end of the first quarter included $64 million of the REIT’s investments in real estate joint ventures.

•      Total expenses for the REIT were $500,000 for the three months ended March 31, 2008, as compared to $14,000 for the three months ended March 31, 2007. The largest component of the REIT’s expenses were general and administrative expenses, which have increased as a result of our increased investments quarter over quarter.

Some numbers have been rounded for presentation purposes.

*Investment occurred at post-development. Leasing stabilization refers to stabilizing occupancy at 85 percent or more.

IMPORTANT RISK FACTORS TO CONSIDER

Behringer Harvard Multifamily REIT I, Inc. was formed in August 2006. There can be no assurance the investment objectives described herein will be achieved. This investment is subject to substantial risks. These risks include absence of a public market for these securities, lack of an operating history, absence of properties identified for acquisition, limited transferability and lack of liquidity, risks associated with lending activities, no assurance that distributions will continue to be made or that any particular rate of distribution will be maintained, reliance on the investment REIT’s advisor, payment of significant fees to the advisor and its affiliates, potential conflicts of interest, and lack of diversification in property holdings until significant funds have been raised, potential development risks and construction delays, risk associated with mezzanine financing, and the potential inability to retain current residents and attract new residents due to a competitive housing market, and risk the program will not achieve all of its objectives if it does not fully complete its current securities offering. These risks may impact Behringer Harvard Multifamily REIT I’s ability to make distributions as stated in our filings made with the Securities and Exchange Commission. Real Estate investment programs are not suitable for all investors. Refer to the prospectus for a more detailed discussion of risks and suitability standards in your state. The properties depicted herein may not be owned by the REIT and may not be representative of those actually acquired by the REIT.

NEITHER THE ATTORNEY GENERAL OF THE STATE OF NEW YORK NOR ANY OTHER STATE SECURITIES REGULATOR HAS PASSED ON OR ENDORSED THE MERITS OF ANY OFFERING OF BEHRINGER HARVARD SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The Eclipse

Houston, TX

Situated at the southeast corner of Briar Forest Drive and Eldridge Parkway in Houston, Texas, The Eclipse is a planned apartment community with 330 luxury rental units. Construction on the first units, as well as the clubhouse, is expected to be completed in the fourth quarter of 2008. The development is in proximity to George Bush Park, a 7,800-acre park that includes baseball and soccer facilities, equestrian trails, a meeting room and pavilions, hike and bike trails, Millie Bush dog park, a model airplane field, and a fishing lake. The Eclipse is also within approximately three miles of major retail and less than four miles from a Park and Ride facility.

According to the Greater Houston Convention and Visitors Bureau (GHCVB), Houston is the nation’s fourth largest city in terms of population and is also headquarters to 23 Fortune 500 companies. While Houston’s economy mainly relies on the energy industry, the GHCVB states that the city is an industrial, commercial, educational, and financial center, with contributions to the economy from businesses across an extensive variety of industries.

During the first quarter of 2008, Houston added 80,000 jobs—a year-over-year growth rate of 3.2 percent—which is close to eight times the national average, according to research firm Property & Portfolio Research, Inc. (PPR).

PPR ranks Houston 12th in the nation in apartment demand growth. With a large percentage of the under-20 population likely to rent in the coming years, as well as many in the 20–34 age range who are most likely to rent, demand is expected to continue.

PPR also reported that the average multifamily community market rents in the Houston area for the first quarter of 2008 were $798 per unit. This rate is up 1 percent from the previous quarter, and up 4.7 percent from the first quarter of 2007.

Consolidated Statements of Operations

	3 mos. ended	3 mos. ended
(in thousands, except share and per share amounts)	Mar. 31, 2008	Mar. 31, 2007

Rental revenue	$-	$-

Expenses

Asset management fees	175	-

General and administrative	296	14

Depreciation and amortization	22	-

Total expenses	493	14

Interest income	425	5

Equity in earnings of unconsolidated real estate joint venture investments	765	-

Net income (loss)	697	(9)

Weighted average number of common shares outstanding	14,271	4

Basic and diluted loss per share	$.05	$(2.19)

Reconciliation of Net Income to Funds From Operations

Net loss	$697	$(9)

Adjustments:

Real estate depreciation[1]	267	-

Funds from operations[2]	$964	$(9)

1  This represents our proportional share of depreciation and amortization expense of the properties we wholly own and our ownership share of depreciation and amortization for The Reserve at Johns Creek Walk.

2  FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

See images of The Eclipse on the inside page.

Consolidated Balance Sheets

(in thousands, except share amounts)	Mar. 31, 2008	Dec. 31, 2007

Assets

Cash and cash equivalents	$47,118	$53,378

Investments in unconsolidated real estate joint ventures	64,447	60,069

Restricted cash	-	53

Receivables from affiliates	456	301

Mortgage note receivable	1	71

Escrow deposits	888	888

Other assets	770	682

Total assets	113,680	115,442

Liabilities and stockholders’ equity (deficit)

Payables to affiliates	$238	$1,413

Subscriptions for common stock	-	$53

Accrued liabilities	237	144

Dividends payable	434	412

Total liabilities	909	2,022

Commitments and contingencies	-	-

Minority interest	-	-

Stockholders’ equity (deficit)

Preferred stock, $.0001 par value per unit; 125,000,000 shares authorized, none outstanding	-	-

Common stock, $.0001 par value per unit; 875,000,000 shares authorized, 14,267,364 and 14,272,919 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	1	1

Additional paid-in capital	114,523	114,567

Cumulative distributions and net loss	(1,753)	(1,148)

Total stockholders’ equity (deficit)	112,771	113,420

Total liabilities and stockholders’ equity (deficit)	113,680	115,442

Consolidated Statements of Cash Flows

3 mos. ended
(in thousands)	Mar. 31, 2008

Cash flows from operating activities

Net income	$697

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of deferred financing costs	22

Equity in earnings of unconsolidated real estate joint ventures	(765)

Stock-based compensation amortization	6

Distributions received from unconsolidated real estate joint ventures	765

Changes in operating assets and liabilities:	-

Other assets	17

Payables to affiliates	1

Accounts receivable	2

Accrued liabilities	27

Cash provided by operating activities	772

Cash flows from investing activities

Advances to unconsolidated real estate joint ventures	(150)

Prepaid to acquisition costs	(70)

Investments in unconsolidated real estate joint ventures	(5,838)

Distributions received from unconsolidated real estate joint venture	644

Cash used in investing activities	(5,414)

Cash flows from financing activities

Redemption of common stock	(50)

Change in subscriptions for common stock	(53)

Change in subscription cash received	53

Dividends paid	(1,279)

Change in payables to related parties	(288)

Cash used in financing activities	(1,617)

Net change in cash and cash equivalents	(6,259)

Cash and cash equivalents at beginning of period	53,378

Cash and cash equivalents at end of period	$47,119

Net Operating Income (NOI)

(in thousands)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007

Rental revenue	$-	$-

Expenses

Property operating expenses	-	-

Real estate taxes	-	-

Property management fees	-	-

Total operating expenses	-	-

Net operating income	$-	$-

Reconciliation of NOI to Net Income (Loss)

Net operating income	$-	$-

Less: Depreciation & amortization	-	-

General & administration	296	14

Asset management fees	175	-

Depreciation and amortization	22	-

Add: Interest income	425	5

Equity in earnings of joint venture investments	765	-

Net Income (loss)	$697	$(9)

Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, minority interests, income taxes, and the sale of assets. Management believes that NOI provides the investor with an accurate measure of the REIT’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2008, and December 31, 2007, our unaudited consolidated result of operations as of March 31, 2008 and March 31, 2007, and cash flows for the period ended March 31, 2008.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Multifamily REIT I, Inc. (which may be referred to as the “REIT,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such factors include those described in the Risk Factors set forth in our filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

Information regarding images depicted within this quarterly report:

A   Fairfield at Cameron House, Silver Spring, MD – Investment includes a mezzanine loan. Image depicted is an artist’s rendering.

B   Tower 55 Hundred, Arlington County, VA – Investment includes a mezzanine loan and equity interest in the project owning entity. Image depicted is an artist’s rendering.

C   The Eclipse, Houston, TX – Investment includes a mezzanine loan and ownership interest in the project owning entity. Images depicted are an artist’s renderings.

D     The Reserve at Johns Creek Walk, Johns Creek, GA – Joint venture acquisition as the managing member. Actual photograph.

The Eclipse

Houston, TX

(See property details on far left.)

FIRST-CLASS MAIL
15601 Dallas Parkway, Suite 600	US POSTAGE
Addison, TX 75001	PAID
ADDISON, TX
Date Published 08/08 • IN • 207030	PERMIT NO. 36
© 2008 Behringer Harvard